EXHIBIT 23

Independent Certified Public Accountants' Consent

The Board of Directors
HEI, Inc.

    We consent to incorporation by reference in the registration statements (Nos. 33-33322, 33-46928, 33-46929, 333-49489 and 333-40026) on Forms S-8 and S-3 of HEI, Inc. of our report dated October 20, 2000, relating to the consolidated balance sheets of HEI, Inc. and subsidiaries, as of August 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended August 31, 2000, which report appears in the August 31, 2000 annual report on Form 10-KSB of HEI, Inc.

                      KPMG LLP

Minneapolis, Minnesota
November 29, 2000